Exhibit 99.1

BlueLinx Announces Second Quarter 2021 Results
Record Net Income and Adjusted EBITDA
TTM Net Sales, Net Income and Adjusted EBITDA of $4.1 billion, $250 million, and $392 million, respectively
Strong Financial Performance Supports Significantly Improved Balance Sheet

MARIETTA, GA, August 3, 2021 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended July 3, 2021.

SECOND QUARTER 2021 RESULTS
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales increased to $1.3 billion, an increase of 87%
•Gross margin increased 480 basis points to 19.2%
•Net income of $113 million, an increase of $107 million
•Adjusted EBITDA of $166 million, an increase of $135 million
•Excess availability and cash on hand of $276 million, an increase of $138 million
•Amended and extended revolving credit facility for an additional five years

“We continued our business transformation during the second quarter, while capitalizing on elevated demand within our core residential construction and home renovation markets,” stated Dwight Gibson, President and CEO of BlueLinx. “Our performance-driven culture, emphasis on long-term customer and supplier relationships at both national and local levels and our strategic product and service offerings, represent a durable and meaningful value proposition in a highly fragmented market.”

“Our record-setting second quarter performance was driven by a combination of product price escalations, overall volume growth within our specialty products business and an improved sales mix,” continued Gibson. “Supply-demand imbalances continued to persist across our specialty categories throughout the second quarter, resulting in a succession of supplier price increases that allowed the company to expand its margins. We expect that demand for key specialty categories will continue to outpace supply for the remainder of the current year and likely into the first half of 2022.”

“Commodity wood prices remained volatile during the second quarter,” continued Gibson. “While wood-based commodity prices continued to rise during April and mid-May, lumber prices declined by nearly 50% and 38% during June and July, respectively. In anticipation of the decline in commodity wood prices, we reduced our structural inventory footage to below prior-year levels, which served to mitigate price deflation in the period. We continue to take similar actions into the third quarter, consistent with our disciplined approach to working capital management.”

“Our balance sheet transformation continued during the second quarter. Significant cash flow generation in the period supported further debt reduction and an improved net leverage ratio,” stated Kelly Janzen, Chief Financial Officer. “We ended the second quarter with net debt to trailing twelve-month adjusted EBITDA of 1.5x, including lease finance obligations, the lowest level in the history of our company. Our strong balance sheet provides BlueLinx with significant optionality as we seek to deploy capital toward high-return investments capable of supporting long-term profitable growth.”

FINANCIAL PERFORMANCE

For the three months ended July 3, 2021, BlueLinx generated net sales of $1.3 billion, an increase of $609 million when compared to the prior-year period. BlueLinx reported second quarter net income of $113 million, or $11.61 per diluted share, versus $7 million, or $0.71 per diluted share, in the prior-year period. The year-over-year increase in profitability was attributable to broad-based revenue growth across both the specialty and structural product lines, improved price realization, together with disciplined inventory management and targeted cost control.

Net sales of specialty products, which includes engineered wood, industrial products, cedar, moulding, siding, metal products and insulation, increased $226 million to $675 million in the second quarter. Elevated demand for construction materials, along with continued supply constraints, contributed to price increases throughout the second quarter, improving net sales growth.

Specialty sales volumes increased versus the prior-year period, and this increase was primarily attributable to the engineered wood, industrial products, and siding categories. Specialty products gross profit increased $87 million to $165 million, with a year-over-year improvement of 710 basis points in specialty gross margin to 24.4%

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, increased $383 million to $633 million in the second quarter. Structural products gross profit increased $63 million year over year to $86 million. Wood-based commodity prices increased during the first half of the second quarter, then subsequently declined. Given recent commodity price volatility, the Company continued to closely manage its structural inventory levels during the period. Structural product gross margin increased by 430 basis points year over year to 13.6% for the second quarter.

Adjusted EBITDA, a non-GAAP measure, was $166 million in the second quarter, compared to $31 million in the prior-year period. Cash used in operating activities for the second quarter was $47 million, a decrease of $25 million when compared to the prior year period due to the increase in net working capital resulting from sales growth.

As of July 3, 2021, BlueLinx had total cash and excess availability under its revolving credit facility of $276 million, as compared to $138 million at the end of the second quarter 2020. Total debt outstanding at the end of the second quarter was $600 million, which included $273 million of long-term lease liabilities. The ratio of total net debt to trailing twelve-month Adjusted EBITDA declined to 1.5x at the end of the second quarter, versus 8.1x in the prior-year period. On August 2, 2021, we amended and extended our revolving credit facility for an additional five years.

BUSINESS UPDATE

BlueLinx remains committed to driving a culture of profitable growth within new and existing strategic product categories and geographies, while positioning the company for long-term value creation. As we look towards the future, management’s focus includes:

•Supporting a performance-driven culture that emphasizes growth. BlueLinx believes that a high-impact team drives sustainable outperformance. Our national accounts, regional and branch teams are encouraged to capitalize on inefficiencies and competitive gaps, while expanding capabilities to grow our addressable markets.

•Migrating revenue mix toward higher-margin specialty product categories. While BlueLinx remains committed to providing a full array of structural products, the Company intends to pursue targeted product line growth within less commoditized, high-demand specialty categories, while increasing the average mix of specialty revenue across its local market distribution centers.

•Deploying a capital allocation strategy that supports long-term growth. On a trailing twelve-month basis, BlueLinx has transformed its balance sheet, one highlighted by a material reduction in our net leverage ratio and improved access to liquidity. As a result, the Company continues to actively evaluate its capital allocation strategy with a goal of enhancing overall shareholder value and supporting long term growth, which may include acquisitions that complement its existing capabilities. It also provides the ability to accelerate organic investments and during the second half of 2021, the Company intends to allocate close to $10 million to its fleet and facilities to improve operational performance and productivity.

BUSINESS OUTLOOK

•Domestic residential construction activity remained elevated during July 2021, contributing to sustained demand for construction materials in the Company’s end-markets.
•Gross margins on specialty products sold during July remained at levels consistent with those reported in the second quarter 2021, given robust demand across key product categories and continued price increases.
•Continued wood-based commodity price volatility contributed to gross margin rates that were closer to historical levels on structural inventories sold during July, as the Company continued to manage its structural inventory and margins closely during the continued decline in wood-based commodity prices.
•Given the deflationary environment in structural products, working capital is expected to decrease, resulting in meaningful cash generation during the second half of 2021.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on August 4, 2021, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Participants can access the live conference call via telephone at 877 407-4018, using Conference ID # 13721148. Investors will also be able to access an archived audio recording of the conference call for one week following the live call by dialing 844-512-2921, Conference ID # 13721148.

Investors can also listen to the live audio of the conference call and view the accompanying slide presentation by visiting the BlueLinx website, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. After the conference call has concluded, an archived recording will be available on the BlueLinx website.

NON-GAAP MEASURES

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA
BlueLinx defines Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio
BlueLinx determines our net debt based on total short- and long-term debt, including our outstanding balances under the Company’s term loan and revolving credit facility and the total amount of obligations under its financing leases, less cash and cash equivalents.

After determining net debt, BlueLinx determines its overall net leverage ratio by dividing net debt by trailing twelve-month Adjusted EBITDA. Management believes that this ratio is useful to investors because it is an indicator of the Company’s ability to meet its future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors. Net debt and overall net leverage ratio are not presentations made in accordance with GAAP, and are not intended to present a superior measure of the Company’s financial condition from measures and ratios determined under GAAP. In addition, the Company’s net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally-focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

CONTACT

Noel Ryan
(720) 778-2415
BXC@val-adv.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about our strategic imperatives and priorities, and our focus thereon; our ability to capitalize on our geographic footprint to grow our national dealer and home center customer markets; our local entrepreneurial initiatives; our focus on reducing non-essential costs and our ability to, and the potential success of, investing in resources to support strategic sales growth; our market and business outlook, including the outlook for the residential housing construction markets, and trends in wood-based commodity prices; our efforts to manage commodity price volatility and the potential success thereof; and the COVID-19 pandemic and our response thereto, including statements about the potential trajectory of the pandemic and its potential effects.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; changes in the prices, supply, and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; increases in petroleum prices; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; our level of indebtedness and our ability to incur additional debt to fund future needs; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating our business; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; changes in our product mix; shareholder activism; potential acquisitions and the integration and completion of such acquisitions; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the possibility that we could be the subject of securities class action litigation due to stock price volatility; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	(In thousands, except per share data)
Net sales	$1,307,913	$698,776	$2,333,382	$1,360,846
Cost of sales	1,056,741	597,956	1,901,818	1,166,817
Gross profit	251,172	100,820	431,564	194,029
Gross margin	19.2%	14.4%	18.5%	14.3%
Operating expenses (income):
Selling, general, and administrative	87,010	70,694	162,569	145,281
Depreciation and amortization	7,080	7,063	14,545	14,698
Amortization of deferred gains on real estate	(984)	(984)	(1,967)	(1,967)
Gains from sales of property	—	—	(1,287)	(525)
Other operating expenses	871	1,962	983	6,127
Total operating expenses	93,977	78,735	174,843	163,614
Operating income	157,195	22,085	256,721	30,415
Non-operating expenses (income):
Interest expense, net	9,143	11,535	25,377	25,915
Other expense (income), net	(314)	417	(628)	180
Income before provision for (benefit from) income taxes	148,366	10,133	231,972	4,320
Provision for (benefit from) income taxes	34,908	3,438	56,654	(1,588)
Net income	$113,458	$6,695	$175,318	$5,908

Basic income per share	$11.88	$0.71	$18.44	$0.63
Diluted income per share	$11.61	$0.71	$18.15	$0.63

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 3, 2021	January 2, 2021
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$179	$82
Receivables, less allowances of $5,140 and $4,123, respectively	437,217	293,643
Inventories, net	425,714	342,108
Other current assets	36,280	32,581
Total current assets	899,390	668,414
Property and equipment, at cost	307,728	299,935
Accumulated depreciation	(127,252)	(121,223)
Property and equipment, net	180,476	178,712
Operating lease right-of-use assets	49,478	51,142
Goodwill	47,772	47,772
Intangible assets, net	15,830	18,889
Deferred tax assets	68,743	62,899
Other non-current assets	19,093	20,302
Total assets	$1,280,782	$1,048,130
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$227,100	$165,163
Accrued compensation	16,267	24,751
Taxes payable	17,941	7,847
Current maturities of long-term debt, net of debt issuance costs of $0 and $74, respectively	—	1,171
Finance lease liabilities - short-term	6,379	5,675
Operating lease liabilities - short-term	4,936	6,076
Real estate deferred gains - short-term	4,040	4,040
Other current liabilities	13,035	14,309
Total current liabilities	289,698	229,032
Non-current liabilities:
Long-term debt, net of debt issuance costs of $2,184 and $8,936, respectively	318,226	321,270
Finance lease liabilities - long-term	272,817	267,443
Operating lease liabilities - long-term	44,897	44,965
Real estate deferred gains - long-term	76,108	78,009
Pension benefit obligation	20,878	22,684
Other non-current liabilities	24,976	25,635
Total liabilities	1,047,600	989,038
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,709,613 and 9,462,774 outstanding on July 3, 2021 and January 2, 2021, respectively	97	95
Additional paid-in capital	264,963	266,695
Accumulated other comprehensive loss	(35,490)	(35,992)
Accumulated stockholders’ equity (deficit)	3,612	(171,706)
Total stockholders’ equity	233,182	59,092
Total liabilities and stockholders’ equity	$1,280,782	$1,048,130

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	(In thousands)
Cash flows from operating activities:
Net income	$113,458	$6,695	$175,318	$5,908
Adjustments to reconcile net income to cash provided by operations:
Provision for (benefit from) income taxes	34,908	3,438	56,654	(1,588)
Depreciation and amortization	7,080	7,063	14,545	14,698
Amortization of debt issuance costs	429	947	1,032	1,903
Adjustments to debt issuance costs associated with term loan	—	—	5,791	—
Gains from sales of property	—	—	(1,287)	(525)
Amortization of deferred gains from real estate	(984)	(984)	(1,967)	(1,967)
Share-based compensation	1,992	854	3,402	1,858
Changes in operating assets and liabilities:
Accounts receivable	(18,402)	(16,702)	(143,574)	(71,770)
Inventories	(49,291)	64,655	(83,606)	31,827
Accounts payable	8,125	(3,478)	61,937	26,572
Prepaid and other current assets	(3,263)	(194)	(4,509)	(3,200)
Other assets and liabilities	(46,886)	9,794	(61,135)	9,185
Net cash provided by operating activities	47,166	72,088	22,601	12,901

Cash flows from investing activities:
Proceeds from sale of assets	290	58	2,100	102
Property and equipment investments	(1,778)	(507)	(2,900)	(1,752)
Net cash used in investing activities	(1,488)	(449)	(800)	(1,650)

Cash flows from financing activities:
Borrowings on revolving credit facilities	375,973	146,040	638,183	350,236
Repayments on revolving credit facilities	(414,076)	(205,430)	(606,019)	(354,509)
Repayments on term loan	—	(8,614)	(43,204)	(77,852)
Proceeds from real estate financing transactions	—	(66)	—	78,263
Debt financing costs	—	(2,329)	(861)	(2,665)
Repurchase of shares to satisfy employee tax withholdings	(5,033)	(247)	(5,132)	(254)
Principal payments on finance lease liabilities	(2,542)	(2,021)	(4,671)	(4,583)
Net cash used in financing activities	(45,678)	(72,667)	(21,704)	(11,364)

Net change in cash	—	(1,028)	97	(113)
Cash at beginning of period	179	12,558	82	11,643
Cash at end of period	$179	$11,530	$179	$11,530

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Trailing Twelve Months
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	(In thousands)
Net income	$113,458	$6,695	$175,318	$5,908	$250,292	$(11,330)
Adjustments:
Depreciation and amortization	7,080	7,063	14,545	14,698	28,748	30,099
Interest expense, net	9,143	11,535	19,586	25,915	41,085	53,015
Term loan debt issuance costs(1)	—	—	5,791	—	5,791	—
Provision for (benefit from) income taxes	34,908	3,438	56,654	(1,588)	72,441	(5,365)
Share-based compensation expense	1,992	854	3,402	1,858	7,536	3,109
Amortization of deferred gains on real estate	(984)	(984)	(1,967)	(1,967)	(4,009)	(4,027)
Gain from sales of property(1)	—	—	(1,287)	(525)	(11,291)	(3,847)
Merger and acquisition costs(1)(2)	—	609	—	1,680	245	7,131
Restructuring and other(1)(3)	872	1,994	985	5,089	1,515	12,179
Adjusted EBITDA	$166,469	$31,204	$273,027	$51,068	$392,353	$80,964

(1) Reflects non-recurring items of approximately $1 million and $3 million of non-beneficial items to the quarterly periods of the current and prior year, respectively. For the year-to-date periods, reflects non-recurring items of approximately $5 million and $6 million of non-
beneficial items, respectively.

(2) Reflects primarily legal, professional, technology and other integration costs related to the Cedar Creek acquisition.

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Period Ended
	July 3, 2021	June 27, 2020
	(In thousands)
Current maturities of long term debt, gross of debt issuance costs	$—	$2,250
Finance lease liabilities - short term	6,379	5,958
Long term debt, gross of debt issuance costs	320,410	388,795
Finance lease liabilities - long term	272,817	266,622
Total long-term debt	599,606	663,625
Less: available cash	179	11,530
Net Debt	599,427	652,095
Trailing twelve month Adjusted EBITDA	$392,353	$80,964
Net Leverage Ratio	1.5x	8.1x